CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Exhibit 2.1

Certificate of Designation

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of Corporation:
Grow Solutions Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES B 8% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series B 8% Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated and authorized shall be One Hundred Thousand (100,000). Each share of Series B_ Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,000 per share (the “Stated Value”).

(Continued on attachment )

(must not be later than 90 days after the certificate is filed)

3. Signature: (required)

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09

Signature of Officer

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Section 2. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to eight percent (8%) per annum on the Stated Value, payable in common stock valued at the closing trade price per share on the last trading day of the calendar quarter. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b) So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants. The Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, either by written consent or by proxy on an as converted basis, subject to the conversion limits of Section 5(b) below. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series B Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

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Section 5. Conversion.

(a) Conversion at Option of Holder. Subject to the provisions of Section 5(b), below, each share of Series B Preferred Stock shall be convertible into 2,833 shares of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock; provided that, for a period of eighteen (18) months from the Issuance Date, if the Company issues shares of common stock (or securities, including any derivative securities, containing the right to purchase, exercise or convert into shares of common stock) (the “Dilution Shares”) such that the outstanding number of shares of common stock on a fully diluted basis shall be greater than (283,333,333) shares (inclusive of conversions of Series B Preferred Stock at the Conversion Ratio immediately above), then the Conversion Ratio for the Series B Preferred Stock then outstanding and unconverted as of the date the Dilution Shares are issued shall be adjusted to equal the Conversion Ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the Dilution Shares, and the denominator shall be (283,333,333). Example: Company issues securities representing 100,000,000 Dilution Shares, then the Conversion Ratio shall equal [2,833 x (383,333,333/283,333,333) (or 1.35) = 3,824.5]. A Holder shall effect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined as specified in Section 5(c) hereof. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b) Beneficial Ownership Limitation. The Company shall not affect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series B Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series B Preferred Stock or any other convertible securities of the Company) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this subsection, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

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The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by the applicable Holder. A Holder, upon not less than sixty-five (65) days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this sub-section applicable to its Series B Preferred Stock and the provisions of this sub-section shall continue to apply. Any such increase will not be effective until the sixty-sixth (66th) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this sub-section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series B Preferred Stock.

(c) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series B Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(d) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock but may if otherwise permitted and unless waived by the Holder of the Series B Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(e) The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

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(f) Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(g) Any and all notices or other communications or deliveries to be provided by the Holders of the Series B Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series B Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 6. Adjustments to Conversion Price.

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i). Spin Off. If, for as long as any shares of Series B Preferred Stock remain outstanding the Company consummates a spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off’) in which the Company, in addition to or in lieu of any other compensation received by the Company for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (a) to be reserved Spin Off Securities equal to the number thereof which would have been issued to all Holders had all shares of Series B Preferred Stock outstanding on the record date (the “Record Date”), for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (such outstanding shares of Series B Preferred Stock, the “Outstanding Preferred Stock”), if all Shares of Series B Preferred Stock had been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Securities”), and (b) to be issued to each Holder upon the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Securities equal to (1) the Reserved Spin Off Securities multiplied by (2) a fraction, of which (A) the numerator is the aggregate Stated Value of the Outstanding Preferred Stock then being converted by such Holder, and (B) the denominator is the aggregate Stated Value of the Outstanding Preferred Stock.

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(ii). Stock Splits, etc. If, at any time while any shares of Series B Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split; (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split; and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Ratio shall be adjusted to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued plus the dividend shares (11 in total), and the denominator is such number of shares for which a dividend will be issued thereon (i.e. 11/10 or 1.1).

(iii). Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price in effect at the time and (c) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Ratio” means, initially, 2,833 shares of common stock for each share of Series B Preferred Stock, subject to adjustment set forth in Sections 5 and 6.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series B Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

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“Holder” means a registered holder of a share or shares of Series B Preferred Stock.

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series B Preferred Stock in terms of payment of dividends or liquidation proceeds.

“Per Share Market Value” means on any particular date (a) the Closing Bid Price per share of the Common Stock on such date on the OTC Bulletin Board or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the Closing Bid Price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC Bulletin Board or any stock exchange or quotation system, the Closing Bid Price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Board of Directors, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

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150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20170248714-46
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/07/2017 1:20 PM
	Entity Number C2935-1981

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of corporation:

Grow Solutions Holdings, Inc.

Series A Preferred Stock

3. Effective date of filing: (optional)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

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CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

Grow Solutions Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on May 25, 2017, in accordance with the provisions of its Articles of Incorporation (as amended, the "Articles of Incorporation") and bylaws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE CORPORATION

Grow Solutions Holdings, Inc.

II. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock").

B. Number of Shares. The number of shares of Series A Preferred Stock authorized shall be fifty one (51) shares. The shares of Series A Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C. Dividends. The Series A Preferred Stock is not entitled to dividends.

III. LIQUIDATION AND REDEMPTION RIGHTS

There are no Liquidation or Redemption Rights associated with the Series A Preferred Stock.

IV. CONVERSION

No conversion of the Series A Preferred Stock is permitted.

V. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created,

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(ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. VOTING RIGHTS

Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 *multiplied by* the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), *divided by* (y) 0.49, *minus* (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series A Preferred Stock shall be equal to 102,036 (e.g. (0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Articles of Incorporation or by-laws.

VII. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the holders of Series A Preferred Stock.

VIII TERM

All of the issued and outstanding shares of Series A Preferred Stock shall be forfeited and canceled by the stockholder thereof upon the earlier of (i) the Corporation closing a financing transaction whereby it receives an investment in an amount equal to at least $3,000,000, or (ii) twenty four (24) months from the filing date of the Certificate of Designation of the Series A Preferred Stock in the State of Nevada (the "Holding Period"), unless such Holding Period is extended by a majority vote of the Board of the Corporation.

IX. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred Stock.

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B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Grow Solutions Holdings, Inc.
1111 Broadway Suite 406
Denver, CO 80203
Attention: Jeffrey Beverly
Telephone: (305) 479-8918

If to the holders of Series A Preferred Stock, to the address listed in the Corporation's books and records.

[-Signature page follows-]

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IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 25th day of May, 2017.

GROW SOLUTIONS HOLDINGS, INC.

By: ______________________

Name: Jeffrey Beverly

Title: President

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090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150285259-69
	Filing Date and Time 06/24/2015 10:57 AM
	Entity Number C2935-1981

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
LightTouch Vein & Laser, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE I
NAME

The name of this corporation is Grow Solutions Holdings, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.99%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Reset

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FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA OCT 22 1999 NO. C2935-81 ---------- /s/ Dean Heller --------------- DEAN HELLER,

SECRETARY OF STATE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF STRACHAN, INC.

The undersigned, being the President and Secretary of Strachan, Inc., a Nevada corporation (hereinafter referred to as the "Corporation"), having been authorized to execute these Amended and Restated Articles of Incorporation, hereby certifies to the Secretary of State of the State of Nevada that: FIRST: The Corporation desires to amend and restate its Articles of Incorporation as currently in effect as hereinafter provided. SECOND: The provisions set forth in these Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended to the date hereof. THIRD: The Board of Directors duly adopted and declared the advisability of the Amended and Restated Articles of Incorporation. FOURTH: Shareholders of the Corporation holding 450,000 of the 460,000 outstanding shares (97.83%) of the Corporation's common stock approved and adopted the amendments contained in the Amended and Restated Articles of Incorporation by written consent dated October 4, 1999. FIFTH: The Articles of Incorporation of the Corporation, as amended and restated, are set forth on Exhibit A attached hereto.

/s/ Gregory F. Martini -------------------------------------------

Gregory F. Martini, President and Secretary

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